EXHIBIT 2.1(iii)

     NOTICE: THIS DEBENTURE AND THE RIGHTS REPRESENTED HEREBY ARE SUBJECT TO THE RESTRICTIONS AND OPTIONS STATED IN, AND MAY NOT BE SOLD, TRANSFERRED, ENCUMBERED, OR OTHERWISE DISPOSED OF IN ANY MANNER,
     VOLUNTARILY OR INVOLUNTARILY, EXCEPT UPON COMPLIANCE WITH THE PROVISIONS OF, THE SECURITYHOLDERS' AGREEMENT (AND ANY AMENDMENTS THERETO) DATED FEBRUARY 29, 2000, BY AND AMONG HEARTH TECHNOLOGIES INC. AND CERTAIN SECURITYHOLDERS THEREOF (THE "SECURITYHOLDERS' AGREEMENT"). COPIES OF SUCH AGREEMENT ARE ON FILE IN
     THE OFFICES OF HEARTH TECHNOLOGIES INC., AND THE PROVISIONS OF SUCH AGREEMENT ARE INCORPORATED HEREIN BY REFERENCE.

No. [C-__] [D-__]                                $[___________]

                    HEARTH TECHNOLOGIES INC.

        5.5% Convertible Debenture due February 28, 2005

     FOR VALUE RECEIVED, the undersigned, HEARTH TECHNOLOGIES INC., an Iowa corporation (the "Company"), promises to duly and punctually pay to _____________ (the "Holder") the principal sum of $[__________] (or, if greater, the Equity Value (as defined in, and in accordance with, the Securityholders' Agreement) hereof as if converted), on February 28, 2005, plus interest on the unpaid balance of principal at the rate of five and one-half percent (5-1/2%) per annum, such interest to be payable on a monthly basis no later than 10 days following the end of each month beginning March, 2000 until paid in full (whether paid at maturity or upon a repurchase of this Debenture pursuant to the Securityholders' Agreement). Payments of principal and interest hereunder shall be made to the Holder (or such other person as may be named by written notice to the Company signed by the Holder), at _______________________________ (or such other address as the Holder's representative may specify by written notice to the Company) in lawful money of the United States of America. The Company shall not have the right to prepay this Debenture except as provided in the Securityholders' Agreement.

     The foregoing notwithstanding, following any Payment Default (as hereinafter defined), any amount of principal hereof and interest hereon that is not paid when due shall bear interest from the day when due until such amount is paid in full at an interest rate equal at all times thereafter to the lesser of 10% per annum or the maximum interest rate permitted by applicable law. "Payment Default" means the default in the payment, when due in accordance with this Debenture or the Securityholders' Agreement, of principal of and interest on, or the Put Price or First Call Price of, this Debenture, which default continues unremedied for a period of five (5) business days after notice of default has been received by the Company; provided, however, that the exercise by the Company or any affiliate of the Company pursuant to the Purchase Agreement referred to in clause [(i)] [(ii)] of the following paragraph or any [Employment and] Non-Competition Agreement (as defined in the Purchase Agreements) of setoff rights with respect to any amounts owing hereunder shall not be a Payment Default, but shall otherwise be subject to the provisions of the final paragraph of this Debenture.

     This  Debenture  is  one of the duly authorized  and  issued
Debentures   of  the  Company  known  as  its  "5.5%  Convertible
Debentures due February 28, 2005" (herein referred to as the "Debentures"), in the original principal amount of Fifty-three Million Dollars ($53,000,000), issued pursuant to (i) the Purchase Agreement, dated as of February 29, 2000, among Ron F. Skoronski, Kirk R. Sorensen, Madison Fire Place, Inc., Fireplace & Spa, Inc. and The Minocqua Fireplace Company, as sellers, the Company, as buyer, and HON INDUSTRIES Inc. ("HON") (the "Allied Purchase Agreement") and (ii) the Purchase Agreement, dated as of February 29, 2000, among American Fireplace Company and Hearth & Home, Inc., as sellers, the Company, as buyer, and HON (the "AFC Purchase Agreement", and collectively with the Allied Purchase Agreement, the "Purchase Agreements").

     It is expressly understood and agreed that in the event: (a) the Company becomes Bankrupt (as hereinafter defined), (b) any Payment Default shall occur and be continuing, (c) a Change of
Control  (as hereinafter defined) of HON shall have occurred,  or
(d) the ratio of (i) Consolidated Debt (as defined in the Credit Agreement, dated as of June 11, 1997, among HON, Bankers Trust Company, and the other financial institutions from time to time party thereto(the "Credit Agreement") and whether or not the
Credit Agreement is still in effect) on the last day of any fiscal quarter of HON (the "Measurement Date") (after giving effect to all payments and prepayments made under the Credit Agreement on such date) to (ii) Consolidated EBITDA (as defined in the Credit Agreement) for the period of four consecutive fiscal quarters ending on the Measurement Date, exceeds 3.50 to 1.00, (e) if the Holder is a Seller (or an Affiliate thereof)
under the Allied Purchase Agreement, a Payment Default has occurred and is continuing with respect to a Debenture held by any other such Seller or Affiliate, or (f) if the Holder is a Seller (or an Affiliate thereof) under the AFC Purchase Agreement, a Payment Default has occurred and is continuing with respect to a Debenture held by any other such Seller or Affiliate (each, an "Event of Default"), the Company shall immediately notify the Holder of the occurrence of any Event of Default referred to in clauses (a), (c), or (d), as applicable, (the "Default Notice") and the whole sum of principal (and accrued but unpaid interest thereon) evidenced by this Debenture shall, at the written election of the Holder made no later than thirty (30) days following the first to occur of the receipt by the Holder of the Default Notice or actual knowledge of such Event of Default, become immediately due and payable. "Bankrupt" means the occurrence of any of the following: (a) the making by the Company of an assignment for the benefit of creditors; (b) the voluntary filing by the Company of a petition seeking an adjudication of bankruptcy; (c) the filing by the Company of a pleading in any court admitting its inability to pay its debts as they come due or admitting the material allegations of an involuntary petition for adjudication of bankruptcy; or (d) an order, judgment or decree by any court of competent jurisdiction adjudicating the Company a bankrupt or appointing a receiver, trustee or other administrator of its assets which continues in effect and unstayed for a period of sixty days. "Change of Control" of HON means (a) the consummation of any reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of HON or an issuance of additional shares of HON, whether in one transaction or a series of related transactions (a "Business Combination"), in each case, unless, following such Business Combination, all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the common stock of HON and securities entitled to vote generally in the election of Directors of HON outstanding immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of Directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns HON or all or substantially all of HON's assets either directly or through one or more subsidiaries), or (b) approval by the shareholders of HON of a complete liquidation or dissolution.

     Subject to the provisions hereof, the Holder is entitled after the earlier to occur of (i) a Public Offering (as defined in the Securityholders' Agreement), or (ii) the fourth anniversary of the date hereof, and prior to the earlier to occur of (a) payment in full of all amounts owing hereunder, whether at maturity or upon acceleration hereof, or (b) maturity hereof, with 35 days prior written notice of election to convert in substantially the form attached to this Debenture (duly executed by the registered holder or by his, her or its duly authorized attorney), to convert all, or to the extent allowed under the next sentence, a part, of this Debenture into shares of Common Stock, $1.00 par value ("Common Stock") of the Company at the rate of 1.2709 shares of Common Stock for each $1,000.00 in principal amount of Debenture, as adjusted as provided herein and in the Securityholders' Agreement (the "Conversion Rate"), upon surrender of this Debenture to the Company at the offices of the Company in Muscatine, Iowa. The Holder may convert less than the full amount of this Debenture on no more than four occasions and, in any case, only in an amount no less than, and in multiples of, 25% of the face value of this Debenture.

     The Company covenants and agrees that for so long as this Debenture is convertible into Common Stock and shall remain outstanding, it will (i) cause to be reserved and kept available out of its authorized and unissued shares of Common Stock such number of shares that will be sufficient to permit the conversion in full of this Debenture, and (ii) take any and all necessary action to ensure that all shares of Common Stock delivered upon conversion of this Debenture shall, at the time of delivery of the certificates for such shares, be duly authorized, validly issued, fully paid and non-assessable.

     The Conversion Rate shall be adjusted up or down from time to time to equitably reflect any stock split, stock dividend or similar recapitalization or reorganization of the Company (other than in connection with a business combination, merger, sale of assets or similar transaction) that results in a change in the number  of issued and outstanding shares of Common Stock  of  the
Company in order to prevent any dilution or enlargement of the Holder's rights and obligations under this Debenture. Upon the occurrence of any such adjustment or readjustment of the
Conversion Rate (whether pursuant to this Debenture or the Securityholders' Agreement), the Company at its expense promptly shall compute such adjustment or readjustment and furnish to the Holder a certificate signed by the Chief Financial Officer of the Company (the "Conversion Certificate") disclosing the Conversion Rate, as adjusted or readjusted, and the basis upon which such adjustment was made.

     Holders of a majority in aggregate principal amount of Debentures ("Majority Holders") shall have 10 business days from the date of delivery of the Conversion Certificate in which to review the Conversion Certificate, and if, in the Majority Holders' reasonable judgment, the adjusted or readjusted Conversion Rate contained therein is not an equitable adjustment or readjustment appropriate pursuant to the first sentence of the preceding paragraph, the Majority Holders shall have the right to propose a different adjustment or readjustment to the Conversion Rate within such 10-day period. Any such proposed adjustment shall be in writing (the "Adjustment Request"), shall be submitted to the Company within the 10-day period referred to in the preceding sentence, and shall specify (i) the proposed adjustment or readjustment and (ii) the facts and circumstances supporting the reasonableness and propriety of such adjustment under the standards set forth in the preceding paragraph. Unless the Majority Holders notify the Company within such 10-day period that the Majority Holders object to the adjustment or readjustment contained in the Conversion Certificate, the Conversion Certificate shall be binding upon all holders of Debentures ("Holders") and the Company. The Majority Holders and the Company shall use their best efforts for 15 business days after the submission of any Adjustment Request to agree upon any proposed adjustments or readjustments to the Conversion Rate. Any dispute as to a proposed adjustment or readjustment of the Conversion Rate that is not resolved by the Majority Holders and the Company during such 15-day period shall be submitted for resolution to a mutually acceptable "Big Four" independent public accounting firm (other than the accounting firm then serving the Company, HON, or any of their Affiliates), whose costs shall be borne half by the Company and half by the objecting Holders. The decision of such firm shall be final and binding on all Holders and the Company.

     Prior to the earlier of maturity, repurchase or conversion of this Debenture, the Company shall not issue any additional shares of capital stock (other than (1) such shares of Common Stock as may be required to be issued, including pursuant to the exercise of preemptive rights, pursuant to the 7% Convertible Debentures due October 1, 1999, as amended, issued pursuant to the Agreement and Plan of Merger dated as of October 2, 1996 between the Company and Heat-N-Glo Fireplace Products, Inc. and the Securityholders' Agreement, dated as of October 2, 1996, as amended, among the Company, HON, and the securityholders party thereto, or (2) such shares of Common Stock as may be required to be issued, including pursuant to the exercise of preemptive rights, pursuant to the other Debentures issued in connection with the Purchase Agreements, or (3) such shares of Common Stock as may be issued pursuant to a stock split, stock dividend or similar recapitalization or reorganization in which the Holder's pro-rata ownership of the Company does not change on an as converted basis) unless (a) HON has repaid to the Company all Excess Distributions, and (b) the Company has given the Holder
(i)  at  least thirty (30) days prior written notice thereof  and
(ii) the opportunity to purchase, at the same price per share and on the same terms as the additional shares to be issued, up to that portion of such shares of capital stock of the Company proposed to be issued which equals the proportion that the number of shares of Common Stock issued and then held by the Holder (or then issuable upon conversion by the Holder of this Debenture or other securities then exercisable or convertible in Common Stock of the Company) bears to the total number of shares of Common Stock of the Company then outstanding (assuming full conversion and exercise of all convertible or exercisable securities of the Company). "Excess Distributions" shall mean the amount by which
(A) (i) any Distributions (as defined in the Securityholders Agreement) paid to HON or its Affiliates (other than the Company or subsidiaries of the Company) prior to the fourth anniversary of the date of this Debenture which are not also paid to other holders of Debenture Securities (as defined in the Securityholders' Agreement) pro rata in accordance with such holders' as-converted equity interests in HTI, plus (ii) the amount set forth on the balance sheet of HTI as intercompany advances owed by HON (other than the Company or subsidiaries of the Company) to HTI as of the date on which the Excess
Distributions are determined, exceeds (B) the cumulative amount of all interest paid on the Debenture Securities through the date on which such Excess Distributions are determined.

     This Debenture shall be binding upon the Company's successors and assigns. Except as otherwise provided in this Debenture or in the Securityholders' Agreement, no remedy conferred hereby shall be exclusive of any other remedy referred to herein or now or hereafter available at law, in equity, by statute or otherwise. In the event of any dispute among HON, the Company and the Holder arising out of or related to this Debenture involving mediation, arbitration and/or litigation, HON, HTI and the Holder agree that, except as may be otherwise agreed by the parties or ordered by any mediator, arbitrator or court of competent jurisdiction, the party or parties against whom a final determination is made will reimburse the other party or parties for all fees, costs and expenses of counsel incurred by such party or parties with respect to such mediation, arbitration and/or litigation.

     This Debenture and the obligations hereunder shall be governed by and construed under the laws of the State of Iowa.

     This Debenture is one of the Debentures referred to in the Securityholders' Agreement and is entitled to the benefits thereof and is subject to the restrictions therein. This Debenture is one of the Debentures referred to in the HON Guaranty (as defined in the Purchase Agreements) and is entitled to the benefits thereof. The Company hereby represents and warrants that (a) it has full corporate power and authority to execute and deliver, and to perform its obligations under, this Debenture, and (b) this Debenture has been duly authorized, executed and delivered by the Company.

     Payments pursuant to this Debenture are subject to offset by the Company in accordance with and to the extent permitted by the Purchase Agreements and the Securityholders' Agreement.

     In any year that is not a leap year, the anniversary date of this Debenture shall be February 28th of such year.

     IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed as of the date indicated below.

Dated: February 29, 2000

                                   HEARTH TECHNOLOGIES INC.


                                   By:_____________________

                       CONVERSION NOTICE


To:  Hearth Technologies, Inc.
     c/o HON INDUSTRIES Inc.
     414 East Third Street
     Muscatine, Iowa 52761-7109
     Attention: Chief Financial Officer

     The undersigned holder of this Debenture hereby irrevocably exercises his or her option to convert this Debenture into shares of Common Stock of Hearth Technologies Inc. in accordance with the terms of this Debenture, and directs that the shares issuable and deliverable upon the conversion, be issued and delivered to the registered holder hereof.

Face amount of Debenture being converted: $_______________


Dated:                           _______________________________
                                             Signature


 Fill in for registration of     (must conform in all respects
 shares of Common Stock          to name(s) of holder(s)
                                 appearing on face hereof).

                                 Signature guarantee
___________________________
     (Name of Holder)

___________________________      (Signature(s) must be guaranteed
     (Address)                   by a commercial bank or trust
                                 company or by a brokerage firm
                                 having a membership in one of
Please print name and address    the major stock exchanges)
 (including zip code number)

                                 Social Security or Other
                                 Taxpayer Indentifying Number


                                 _____________________________